REGISTERED INVESTMENT ADVISER
                             PARTICIPATION AGREEMENT



         AGREEMENT made as of the _____ day of _______________, 1996 between GT Global, Inc. ("Distributor") and ____________________________________________,
an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended ("Intermediary").

         WHEREAS, Intermediary wishes to afford its fee-based clients ("Clients") the opportunity to qualify for the ability to purchase Advisor Class shares of the GT Global Mutual Funds distributed by Distributor identified on Schedule A (the "GT Global Funds") at net asset value; and

         WHEREAS, Advisor Class shares may be offered to (1) any account with assets of at least $10,000 if (a) a financial planner or registered investment adviser has investment discretion over such account, and (b) the account holder pays such person as compensation for its advice and other services an annual fee of at least .50% on the assets in the account ("Advisory Fee Account"); and (2) any account with assets of at least $10,000 if (i) such account is established under a "wrap fee" program, and (ii) the account holder pays the sponsor of such program an annual fee of at least .50% on the assets in the account ("Wrap Fee Account"); and

         WHEREAS, Administrator and its Clients have entered into an accountholder agreement substantially in the form attached to and made part of this Agreement establishing either an Advisory Fee Account or Wrap Fee Account (collectively, the "Accounts") pursuant to which Intermediary provides its advice and other services; and

         WHEREAS, Distributor is willing to allow Intermediary to purchase Advisor Class shares of GT Funds for its Clients in the Accounts subject to the provisions of this Agreement;

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein contained, Distributor and the Intermediary mutually agree as follows:

         1. APPOINTMENT. GT Global appoints Intermediary to sell Advisor Class shares of the GT Global Funds and to render services with respect to its Clients that invest in such shares. Intermediary will receive no concession, discount, sales incentives or commission on any sale of Advisor Class shares to its Clients.


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         2.       SERVICES TO BE PERFORMED.

                  The services to be provided under Paragraph 1 by Intermediary may include, but are not limited to, the following:

                  (a)      reviewing the activity in Client accounts;

                  (b) assisting Investors in designating and changing dividend options, account designations and addresses;

                  (c)  advertising  the   availability  of  the   Intermediary's
services and products as permitted under Paragraph 6;

                  (d) providing assistance and review in designing materials to be sent to Clients and potential Clients and developing methods of making such materials accessible to Clients and potential Investors;

                  (e) responding to Clients and potential Clients' questions about the Funds;

         3.       INTERMEDIARY'S REPRESENTATIONS AND WARRANTIES.

                  (a) Intermediary represents and warrants that it shall make Advisor Class shares available, and shall provide services under this Agreement, only to Wrap Fee Accounts or Advisory Fee Accounts;

                  (b) If Intermediary makes available Advisor Class shares to Advisory Fee Accounts, Intermediary represents and warrants that (i) it is a financial planner or registered investment adviser, and (ii) each Investor investing in Advisor Class shares through an Advisory Account made available by the Intermediary shall invest at least $10,000 through such Advisory Account; and

                  (c) If Intermediary makes available Advisor Class shares to Wrap Fee Accounts, Intermediary represents and warrants that (i) it is the sponsor of such Wrap Fee Accounts, and (ii) each Investor investing in Advisor Class shares through a Wrap Fee Account made available by the Administrator shall invest at least $10,000 through such Wrap Fee Account.

                  (e) Intermediary represents and warrants that (i) it is registered as an investment adviser with the U.S. Securities and Exchange Commission and will comply with all applicable state and federal securities laws and regulations, (ii) it is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, (iii) it has all requisite authority under applicable federal and state laws, and rules and regulations of any securities exchange or regulatory authority to which it is subject, to enter into this Agreement and to perform the services to be provided hereunder, and (iv) if it is a broker-dealer, that it is a member firm in good standing of the National Association of Securities Dealers, Inc. and a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

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

                  (f) Intermediary represents and warrants that it has disclosed to GT Global every potentially material action, suit, investigation, inquiry, or proceeding (formal or informal) pending or threatened against or affecting the Intermediary, by or before any court or other tribunal, any arbitrator, any governmental authority, or any self-regulatory organization to whose authority it is subject. Intermediary shall notify GT Global promptly, but in any event within three business days, of the initiation of any such action, suit, investigation, inquiry, or proceeding that potentially would have a material impact on the Intermediary.

                  (g) In connection with the sale of Advisor Class shares to an Account, Intermediary represents and warrants that all investments made on behalf of the Accounts in shares of the Advisor Class shall be eligible for such investment under the requirements set forth above or under the requirements described in the GT Global Funds' prospectus in effect on the date of such investments; and

         4. INDEMNIFICATION. To the greatest extent permitted by applicable law, Intermediary indemnifies and holds harmless the Distributor and the GT Global Funds and their officers, directors, employees agents, successor and assigns from any and all liability, claims, actions, loss, cost or expenses (including reasonable attorneys fees and amounts spared in settlement) which in any manner arise, or are claimed to have arisen in connection with the transactions contemplated by this Agreement and result from any breach of Intermediary's representations, warranties, covenants or other obligations hereunder. Further, the Intermediary agrees to indemnify the Distributor for any and all claims, liability, expense or loss arising out of a sale of Advisor Class shares in any state or jurisdiction in which such shares are not so qualified or exempt or in a state or jurisdiction that is not indicated on Intermediary's Form ADV as filed with the Securities and Exchange Commission.

         5. ACCEPTANCE. The Distributor will accept orders for Advisor Class shares from the Intermediary for its Clients in the Accounts subject to the requirements of this Agreement and those set forth in the prospectus of the GT Global Funds in effect on the date of acceptance of a purchase order. All orders are subject to acceptance or rejection by the Distributor in its sole discretion.

         6. ADVERTISING. Intermediary will not, without the prior written approval of GT Global, make any reference to the Funds or their availability at net asset value. This prohibition shall not apply to Intermediary's brochures distributed to the public which contain information about Intermediary's advisory services but do not reference the GT Global Funds by name.

         7. ASSIGNMENT. This Agreement is nonassignable, except that Distributor may assign its rights and obligations to any subsidiary of or any company under common control with it, provided that the assignee is duly licensed or registered to perform all functions required of it under this Agreement and undertakes in writing to perform those functions.

         8. CONFIDENTIALITY. Each party to this Agreement shall maintain the confidentiality of any proprietary information that it may acquire in the
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performance  of this  Agreement and shall not use such  proprietary  information without the prior written consent of the other party.

         9. MODIFICATION OF AGREEMENT.This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Advisor Class shares. Except for any amendment of Schedule A, this Agreement may not be modified unless by written agreement signed by all of the parties.

         10. MISCELLANEOUS. This Agreement constitutes the whole agreement between the parties and supersedes all prior oral or written understandings between the parties with respect to its subject matter. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. This Agreement shall be construed and its provisions interpreted under and in accordance with the laws of the State of California without giving effect to principles of conflict of laws. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of its provisions or otherwise affect its construction or effect. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument. This is a severable agreement and in the event that any part or parts of this Agreement shall be held to be unenforceable to its or their full extent, such part or parts shall be enforced to the extent permitted under the law, and all other parts of this Agreement shall remain valid and duly enforceable as if the unenforceable part or parts had never been a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date set forth above by their officers designated below.


INTERMEDIARY                                GT GLOBAL, INC.


By:      _________________________________  By:_______________________________
         Name:                                 Raymond R. Cunningham
         Title:                                Senior Vice President
                                               National Sales Manager


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


                                   SCHEDULE A



GT INVESTMENT FUNDS, INC.

GT Global Consumer Products and Services Fund
GT Global Financial  Services Fund
GT Global Health  Care Fund
GT Global Infrastructure  Fund
GT Global Natural Resources Fund
GT Global Telecommunications Fund
GT Global Emerging Markets Fund
GT Global Latin  America  Growth Fund
GT Global Growth & Income Fund
GT Global Government  Income Fund
GT Global High  Income Fund
GT Global Strategic  Income Fund



GT GLOBAL GROWTH SERIES

GT Global America Mid Cap Growth Fund
GT Global America Small Cap Growth Fund
GT Global America Value Fund
GT Global Europe Growth Fund
GT Global International Growth Fund
GT Global Japan  Growth  Fund
GT Global New Pacific  Growth Fund
GT Global Worldwide Growth Fund



GT INVESTMENT PORTFOLIOS, INC.

GT Global Dollar Fund